Exhibit 12
COMPUTATION OF RATIOS

RETURN ON AVERAGE ASSETS	Net income/Average assets

NET INTEREST MARGIN (computed on a fully taxable equivalent basis)	Fully taxable equivalent net interest income/Average earning assets

NONINTEREST EXPENSE EXCLUDING IMPAIRMENT CHARGE TO NET REVENUE (computed on a fully taxable equivalent basis) [Also referred to as EFFICIENCY RATIO BEFORE IMPAIRMENT CHARGE]	Total other expense (excluding goodwill impairment charge)/(Fully taxable equivalent net interest income plus total other income adjusted for gains or losses on sales of securities)

DIVIDEND PAYOUT RATIO	Dividends declared with respect to common shares/Net income available to common shareholders

AVERAGE STOCKHOLDERS’ EQUITY TO AVERAGE TOTAL ASSETS	Average stockholders’ equity/Average assets

AVERAGE COMMON STOCKHOLDERS’ EQUITY	Average stockholders’ equity less preferred stock

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS	(Stockholders’ equity less goodwill and other intangible assets and preferred stock)/(Assets less goodwill and other intangible assets)

TIER 1 CAPITAL RATIO	(Stockholders’ equity less goodwill and other intangible assets and accumulated other comprehensive income (loss) plus qualifying trust preferred securities (“Tier 1 capital”))/Risk-adjusted assets

RISK-BASED CAPITAL RATIO	(Tier 1 capital plus qualifying loan loss allowance and subordinated debentures and notes)/Risk-adjusted assets

LEVERAGE RATIO	Tier 1 capital/(Average total assets less goodwill and other intangible assets)

ALLOWANCE FOR LOAN LOSSES TO END OF YEAR LOANS	Allowance for loan losses/Gross loans net of unearned interest

NET CHARGE-OFFS TO AVERAGE LOANS	Net charge-offs/Average gross loans net of unearned interest

NONPERFORMING LOANS TO LOANS	(Nonaccrual loans plus loans past due 90 days or greater plus renegotiated loans)/Gross loans net of unearned interest

NONPERFORMING ASSETS TO LOANS	(Nonaccrual loans plus loans past due 90 days or greater plus renegotiated loans plus other real estate owned)/Gross loans net of unearned interest

NONPERFORMING ASSETS TO TOTAL ASSETS	(Nonaccrual loans plus loans past due 90 days or greater plus renegotiated loans plus other real estate owned)/Total assets

RETURN ON AVERAGE ASSETS BEFORE IMPAIRMENT CHARGE	(Net income plus goodwill impairment charge)/Average assets

RETURN ON AVERAGE COMMON EQUITY	Net income available to common shareholders/(stockholders’ equity less preferred stock)

RETURN ON AVERAGE COMMON EQUITY BEFORE IMPAIRMENT CHARGE	(Net income available to common shareholders plus goodwill impairment charge)/(stockholders’ equity less preferred stock)

Computation of Ratio of Eanings to Fixed Charges

The following table shows the ratio of earnings to fixed charges for Park, which includes our subsidiaries, on a consolidated basis:

	Year Ended December 31,
	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges (1):

Excluding Interest on Deposits	4.29	4.20	1.77	2.12	4.36

Including Interest on Deposits	2.38	2.02	1.26	1.31	2.09

(1)
For purposes of computing the ratios, earnings consist of income before income taxes and fixed charges.  Fixed charges consist of interest on borrowings and long-term debt, including/excluding interest on deposits, and one-third of rental expense, which Park National Corporation believes is representative of the interest factor.

Earnings:
Income before income taxes	$99,531,000	$97,135,000	$35,719,000	$52,677,000	$133,077,000
Fixed Charges:
Interest on deposits	41,965,000	64,620,000	89,892,000	121,021,000	82,272,000
Borrowings and long-term debt	29,508,000	29,579,000	45,574,000	46,126,000	39,043,000
Rent expense interest factor (1/3)	721,687	794,866	801,147	731,723	530,030
Total fixed charges:
Including interest on deposits	$72,194,687	$94,993,866	$136,267,147	$167,878,723	$121,845,030
Excluding interest on deposits	$30,229,687	$30,373,866	$46,375,147	$46,857,723	$39,573,030

Computation of Ratio of Eanings to Fixed Charges and Preferred Dividends

The following table shows the ratio of earnings to fixed charges and preferred dividends for Park, which includes our subsidiaries, on a consolidated basis:

	Year Ended December 31,
	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges and preferred dividends (1):

Excluding Interest on Deposits	3.58	3.52	1.77	2.12	4.36

Including Interest on Deposits	2.24	1.94	1.26	1.31	2.09

(1)
For purposes of computing the ratios, earnings consist of income before income taxes and fixed charges.  Fixed charges consist of interest on borrowings and long-term debt, including/excluding interest on deposits, preferred dividends and accretion, and one-third of rental expense, which Park National Corporation believes is representative of the interest factor.

Earnings:
Income before income taxes	$99,531,000	$97,135,000	$35,719,000	$52,677,000	$133,077,000
Fixed Charges:
Interest on deposits	41,965,000	64,620,000	89,892,000	121,021,000	82,272,000
Borrowings and long-term debt	29,508,000	29,579,000	45,574,000	46,126,000	39,043,000
Preferred dividends and accretion	8,295,714	8,231,429	202,857
Rent expense interest factor (1/3)	721,687	794,866	801,147	731,723	530,030
Total fixed charges:
Including interest on deposits	$80,490,402	$103,225,295	$136,470,004	$167,878,723	$121,845,030
Excluding interest on deposits	$38,525,402	$38,605,295	$46,578,004	$46,857,723	$39,573,030